Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF WICHITA FALLS BANCSHARES, INC.
AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025

The following discussion and analysis is to focus on material changes in the financial condition and results of operation of WFB over the indicated periods. This discussion and analysis is intended to highlight and supplement information presented elsewhere in the consolidated financial statements and related notes. This discussion and analysis contains forward-looking statements that are subject to certain risks and uncertainties and are based on certain assumptions that management believes are reasonable but may prove to be inaccurate. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected results discussed in the forward-looking statements appearing in this discussion and analysis. Neither WFB nor Investar assumes any obligation to update any of these forward-looking statements.

Results of Operations

Performance Summary

For the nine months ended September 30, 2025, net income available to common shareholders was $3.61 million, or $5.82 per basic common share and $5.21 per diluted common share, compared to net income available to common shareholders of $3.38 million, or $5.88 per basic common share and $4.27 per diluted common share, for the same period in 2024. Holding company return to common shareholders on average assets increased to 0.35% for the nine months ended September 30, 2025 from 0.32% for the nine months ended September 30, 2024. Return to common shareholders on average common equity decreased to 4.79% for the nine months ended September 30, 2025, as compared to 5.09% for the same period in 2024.

Net Interest Income

For the nine months ended September 30, 2025, net interest income totaled $24.35 million, and net interest margin and net interest spread were 2.45% and 1.72%, respectively. For the nine months ended September 30, 2024, net interest income totaled $23.36 million and net interest margin and net interest spread were 2.31% and 1.56%, respectively. The average yield on the loan portfolio was 5.93%, for the nine months ended September 30, 2025, compared to 6.00% for the nine months ended September 30, 2024, and the average yield on total interest-earning assets was 5.82% for the nine months ended September 30, 2025, compared to 5.91% for the same period in 2024. For the nine months ended September 30, 2025, overall cost of funds (which includes noninterest-bearing deposits) decreased 19 basis points compared to the nine months ended September 30, 2024, primarily due to the decline in market interest rates since the last half of 2024, paying off FHLB advances and the repricing of MM and CD portfolios.

The following table presents, for the periods indicated, an analysis of net interest income by each major category of interest-earning assets and interest-bearing liabilities, the average amounts outstanding and the interest earned or paid on such amounts. The table also sets forth the average rate earned on interest-earning assets, the average rate paid on interest-bearing liabilities, and the net interest margin on average total interest-earning assets for the same periods. Interest earned on loans that are classified as nonaccrual is not recognized in income; however, the balances are reflected in average outstanding balances for the period. For the periods shown, interest income not recognized on nonaccrual loans was not material. Any nonaccrual loans have been included in the table as loans carrying a zero yield. The average total loans reflected below is net of deferred loan fees and discounts. Acquired loans were recorded at fair value at acquisition and accrete interest income over the remaining lives of the respective loans or expected cash flows. Averages presented in the table below, and throughout this report, are month-end averages. All dollars shown in the following table are presented in thousands.

	Nine Months Ended September 30,
	2025			2024
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets:
Interest-earning assets
Total loans	$1,230,574	$54,685	5.93%	$1,259,382	$56,681	6.00%
Debt securities	54,065	1,843	4.55	58,282	1,806	4.13
Interest-bearing deposits in banks	42,739	1,459	4.55	31,942	1,360	5.68
Total interest-earning assets	1,327,378	57,987	5.82	1,349,606	59,847	5.91
Noninterest-earning assets	56,628			55,229

Total assets	$1,384,006			$1,404,835

Liabilities & Stockholders’ Equity:
Interest-bearing liabilities
Demand, savings and money market deposits	$507,592	$12,224	3.21%	$465,447	$12,075	3.46%
Time deposits	438,444	14,133	4.30	424,025	14,808	4.66
Federal funds purchased and repurchase agreements	2,188	20	1.22	2,730	26	1.27
Federal Home Loan Bank advances	78,797	2,727	4.61	147,915	5,819	5.25
Other borrowings	37,243	3,993	14.30	37,442	3,140	11.18
Subordinated debt	29,059	541	2.48	40,112	617	2.05
Total interest-bearing liabilities	1,093,323	33,638	4.10	1,117,671	36,485	4.35

Noninterest-bearing liabilities
Noninterest-bearing deposits	175,995			189,833
Other liabilities	14,182			8,782
Total noninterest-bearing liabilities	190,177			198,615

Stockholders’ equity:	100,506			88,549

Total liabilities and stockholders’ equity	$1,384,006			$1,404,835

Net interest income		$24,349			$23,362
Net interest spread			1.72%			1.56%
Net interest margin			2.45%			2.31%

(1)         Average loan balances include nonaccrual loans and loans held for sale.

(2)         Net interest spread is the average yield on interest-earning assets minus the average rate on interest-bearing liabilities.

(3)         Net interest margin is equal to net interest income divided by average interest-earning assets.

The following table presents information regarding the dollar amount of changes in interest income and interest expense for the periods indicated for each major component of interest-earning assets and interest-bearing liabilities, and distinguishes between the changes attributable to changes in volume and changes attributable to changes in interest rates. Changes attributable to both rate and volume that cannot be segregated have been allocated to rate.

	Nine Months Ended September 30, 2025 over 2024
	Change Due To:
	Volume	Rate	Total
	(Dollars in thousands)
Interest-Earning Assets:
Loans	$(1,253)	$393	$(860)
Debt securities	(85)	119	34
Interest-bearing balances	459	(359)	100
Other assets	13	(1,147)	(1,134)
Total increase in interest income			(1,860)

Liabilities:
NOW, Savings, MMA	1,429	(1,281)	148
Time deposits	365	(1,041)	(676)
FHLB advances	(2,724)	(372)	(3,096)
Notes payable	197	—	197
Subordinated debt	580	—	580
Total increase in interest expense			(2,847)

Increase in net interest income			$987

Provision for Credit Losses

WFB’s provision for credit losses is a charge to income in order to bring its allowance for credit losses to a level deemed appropriate by management. The provision expense for credit losses was $164 thousand for the nine months ended September 30, 2025, compared with $1.7 million the year ended December 31, 2024.

Noninterest Income

The following table presents, for the periods indicated, the major categories of noninterest income:

	Nine Months Ended September 30,		Increase
	2025	2024	(Decrease)
	(Dollars in thousands)
Noninterest income:
Service charges on deposit accounts	$304	$338	$(34)
Mortgage loan sales/originations/processing	467	387	80
Loss on sale of securities	—	(440)	440
Earnings on bank-owned life insurance	331	288	43
ATM/debit card interchange fees	559	603	(44)
Other	645	727	(82)
Total noninterest income	$2,306	$1,903	$403

Noninterest Expense

The following table presents, for the periods indicated, the major categories of noninterest expense:

	Nine Months Ended September 30,		Increase
	2025	2024	(Decrease)
	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$10,710	$12,289	$(1,579)
Occupancy	1,773	2,057	(284)
Data processing	864	806	58
Director fees	402	410	(8)
Legal and professional fees	1,601	949	652
FDIC assessment	1,088	1,304	(216)
Mortgage expense	145	101	44
Loss on sale of assets	386	374	12
Loss on sale of foreclosed assets	1,913	—	1,913
Telephone	99	—	99
Amortization of intangibles	135	846	(711)
Other	2,958	3,255	(297)
Total noninterest expense	$22,074	$22,391	$(317)

Income Tax Expense

For the nine months ended September 30, 2025, income tax expense totaled $806 thousand, an increase of $2.88 million, compared to an income tax benefit of $2.07 million for the year ended December 31, 2024. For the nine months ended September 30, 2025, WFB’s effective tax rate was 21.0%.

Financial Condition

Assets

At September 30, 2025, total assets were $1.31 billion, a decrease of $228 million, or 14.8%, from $1.54 billion at December 31, 2024. The decrease in total assets was primarily due to the sale of $136.4 million of 1-4 family residential real estate loans.

Loan Portfolio

At September 30, 2025, total loans, excluding mortgage loans held for sale, were $1.09 billion, a decrease of $178 million, or 14%, compared to $1.27 billion at December 31, 2024. The decrease was primarily due to the sale of $136.4 million in 1-4 family residential real estate loans. Additionally, at September 30, 2025 and December 31, 2024, WFB had mortgage loans classified as loans held for sale of $433 thousand and $2.00 million, respectively. Total loans held for investment as a percentage of deposits were 98.4% and 110.1% at September 30, 2025 and December 31, 2024, respectively. Total loans held for investment as a percentage of assets were 83.2% and 82.4% at September 30, 2025 and December 31, 2024, respectively.

The following table summarizes WFB’s held for investment loan portfolio by type of loan at September 30, 2025:

	Amount	Percent
	(Dollars in thousands)
Commercial real estate	$794,977	72.7%
Residential real estate	212,348	19.4
Commercial	80,177	7.3
Consumer and other	6,053	0.6
Total loans held for investment	$1,093,555	100%

Commercial real estate loans decreased $97 million, or 10.9%, to $795 million at September 30, 2025 from $892 million at December 31, 2024 due to limited production and normal amortization. Residential real estate loans decreased $73 million, or 25.6%, to $212 million at September 30, 2025, from $285 million at December 31, 2024 primarily to normal amortization and limited production as a result of the interest rate environment. Commercial loans decreased $6 million, or 7.4%, to $80 million at September 30, 2025, from $87 million at December 31, 2024 due to the decline in demand for commercial loans as a result of the interest rate environment and normal amortization.

The contractual maturity ranges of loans in WFB’s loan portfolio and the amount of such loans with fixed and floating interest rates in each maturity range at September 30, 2025 are summarized in the following table:

	At September 30, 2025
	One Year	One Through	Five Through	After Fifteen
	or Less	Five Years	Fifteen Years	Years	Total
	(Dollars in thousands)
Commercial real estate	$113,876	$492,621	$165,192	$23,288	$794,977
Residential real estate	205,234	2,633	4,481	—	212,348
Commercial	25,937	53,609	631	—	80,177
Consumer and other	1,603	3,745	705	—	6,053
Total loans held for investment	$346,650	$552,608	$171,009	$23,288	$1,093,555

Fixed rate loans:
Commercial real estate	$53,792	$70,267	$6,042	$22,045	$152,146
Residential real estate	205,234	2,633	—	—	207,867
Commercial	21,901	51,208	631	—	73,740
Consumer and other	1,458	3,656	705	—	5,819
Total fixed rate loans	$282,385	$127,764	$7,378	$22,045	$439,572

Floating rate loans:
Commercial real estate	$60,084	$422,354	$159,149	$1,244	$642,831
Residential real estate	—	—	4,481	—	4,481
Commercial	4,036	2,401	—	—	6,437
Consumer and other	145	89	—	—	234
Total floating rate loans	$64,265	$424,844	$163,630	$1,244	$653,983

Nonperforming Assets

At September 30, 2025 and December 31, 2024, WFB had $6.4 million and $8.1 million in nonperforming assets, respectively, and $6.3 million and $8.0 million in nonperforming loans, respectively. The decrease in nonperforming assets and non-performing loans for the nine months ended September 30, 2025 was primarily attributable to a decrease in non-performing 1-4 family residential real estate loans.

The following tables present information regarding nonperforming loans at the dates indicated:

	As of September 30, 2025	As of December 31, 2024
	(Dollars in thousands)

Nonaccrual loans	$6,233	$7,107
Accruing loans 90 or more days past due	88	928
Total nonperforming loans	6,321	8,035
Other nonperforming assets (repossessions)	36	99
Other real estate owned	—	—
Total nonperforming assets	$6,357	$8,134

Ratio of nonperforming loans to total loans held for investment	0.58%	0.63%
Ratio of nonperforming assets to total assets	0.48%	0.53%
Ratio of nonaccrual loans to total loans held for investment	0.57%	0.56%

Nonaccrual loans by category:
Commercial real estate	$338	$1
Residential real estate	5,631	6,630
Commercial	160	424
Consumer and other	104	52
Total	$6,233	$7,107

Potential Problem Loans

The following tables summarize WFB’s internal ratings of loans held for investment at September 30, 2025.

	Pass	Special Mention	Substandard	Doubtful	Total
	(Dollars in thousands)
Commercial real estate	$793,524	$1,453	$—	$—	$794,977
Residential real estate	209,721	25	2,602	—	212,348
Commercial	77,327	2,850	—	—	80,177
Consumer and other	6,053	—	—	—	6,053
Total	$1,086,625	$4,328	$2,602	$—	$1,093,555

Allowance for Credit Losses

At September 30, 2025, the allowance for credit losses totaled $10.6 million, or 0.98%, of total loans held for investment, as compared to an allowance for credit losses of $10.8 million, or 0.86%, of total loans held for investment at December 31, 2024. The following tables present, as of and for the periods indicated, an analysis of the allowance for credit losses and other related data:

	For the Nine Months Ended September 30,
	2025	2024
	(Dollars in thousands)
Average loans outstanding	$1,230,574	$1,259,382

Gross loans held for investment at end of period	$1,093,555	$1,304,394
Allowance for credit losses at beginning of period	10,815	10,338
Provision for credit losses	163	1,560

Charge-offs:
Commercial real estate	—	—
Residential real estate	179	96
Commercial	218	358
Consumer and other	19	72
Total charge-offs	416	526

Recoveries:
Commercial real estate	1	—
Residential real estate	—	—
Commercial	53	80
Consumer and other	24	6
Total recoveries	78	86

Net charge-offs	338	440
Allowance for credit losses at end of period	$10,640	$11,458

Ratio of allowance for credit losses to end of period loans held for investment	0.97%	0.88%
Ratio of net charge-offs to average loans	0.03%	0.03%

	For the Nine Months Ended September 30,
	2025		2024
	Net Charge-offs	% of Average Loans	Net Charge-offs	% of Average Loans
	(Dollars in thousands)
Commercial real estate	$(1)	0.00%	$—	0.00%
Residential real estate	179	0.01%	96	0.01%
Commercial	165	0.01%	278	0.02%
Consumer and other	(5)	0.00%	66	0.01%
Total net charge-offs	$338	0.03%	$440	0.03%

 The following table shows the allocation of the allowance for credit losses among loan categories and certain other information as of the dates indicated. The allocation of the allowance for credit losses as shown in the table should neither be interpreted as an indication of future charge-offs, nor as an indication that charge-offs in future periods will necessarily occur in these amounts or in the indicated proportions. The total allowance is available to absorb losses from any loan category.

	As of September 30, 2025		As of December 31, 2024
	Amount	% to Total	Amount	% to Total
	(Dollars in thousands)
Commercial real estate	$751	7.1%	$2,411	22.3%
Residential real estate	8,258	77.6%	8,517	78.8%
Commercial	1,468	13.8%	(113)	(1.0%)
Consumer and other	163	1.5%	—	0.0%
Total allowance for credit losses	$10,640	100%	$10,815	100%

Securities

At September 30, 2025, the carrying amount of investment securities totaled $52.4 million, a decrease of $3.3 million, or 5.93%, compared to $55.7 million at December 31, 2024. Securities represented 3.98% and 3.61% of total assets at September 30, 2025 and December 31, 2024, respectively. The following tables summarize the amortized cost and estimated fair value of investment securities as of the dates shown:

	September 30, 2025
		Gross	Gross	Allowance
	Amortized	Unrealized	Unrealized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
	(Dollars in thousands)
Available for sale
Obligations of states and municipal subdivisions	$27,546	$—	$(2,809)	$—	$24,737
Mortgage-backed securities	14,387	208	(280)	—	14,315
Collateralized mortgage obligations	11,873	191	(89)	—	11,975
Corporate bonds	1,000	—	(3)	—	997
Total available for sale	$54,806	$399	$(3,181)	$—	$52,024

		Gross	Gross	Allowance
	Amortized	Unrecognized	Unrecognized	for	Fair
	Cost	Gains	Losses	Credit Losses	Value
	(Dollars in thousands)
Held to maturity
Obligations of states and municipal subdivisions	$364	$1	$—	$—	$365
Total held to maturity	$364	$1	$—	$—	$365

	December 31, 2024
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Available for sale
Obligations of states and municipal subdivisions	$28,659	$—	$(3,278)	$—	$25,381
Mortgage-backed securities	16,367	—	(689)	—	15,678
Collateralized mortgage obligations	13,403	16	(293)	—	13,126
Corporate bonds	1,000	—	(28)	—	972
Total available for sale	$59,429	$16	$(4,288)	$—	$55,157

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Allowance for Credit Losses	Fair Value
	(Dollars in thousands)
Held to maturity
Obligations of states and municipal subdivisions	$501	$—	$—	$—	$501
Total held to maturity	$501	$—	$—	$—	$501

All of WFB’s mortgage-backed securities are agency securities. It did not hold any Fannie Mae or Freddie Mac preferred stock, corporate equity, collateralized debt obligations, collateralized loan obligations, private label collateralized mortgage obligations, subprime, Alt-A, or second lien elements in its investment portfolio at September 30, 2025.

The following table sets forth the fair value, maturities and approximated weighted average yield based on estimated annual income divided by the average amortized cost of the securities portfolio at September 30, 2025. The contractual maturity of a mortgage-backed security is the date at which the last underlying mortgage matures.

	3 Months or Less		Over 3 Months Through 1 Year		Over 1 Year Through 5 Years		Over 5 Years Through 10 Years		Over 10 Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Held to maturity:
Municipal securities	$—	—%	$69	5.22%	$296	6.17%	$—	—%	$—	—%	$365	5.99%
Available for sale:
Municipal securities	—	—	120	2.36%	2,517	2.35%	5,680	2.10%	16,420	1.45%	24,737	1.69%
Corporate bonds	—	—	—	—	997	5.12%	—	—	—	—	997	5.12%
Mortgage-backed securities	—	—	70	2.02%	4,951	3.11%	9,294	4.74%	—	—	14,315	4.14%
Collateralized mortgage obligations	—	—	72	1.65%	10,373	5.01%	1,530	4.05%	—	—	11,975	4.87%
	$—	—%	$331	2.73%	$19,134	4.19%	$16,504	3.75%	$16,420	1.45%	$52,389	3.19%

The contractual maturity of mortgage-backed securities, collateralized mortgage obligations and asset-backed securities is not a reliable indicator of their expected life because borrowers have the right to prepay their obligations at any time. Mortgage-backed securities and asset-backed securities are typically issued with stated principal amounts and are backed by pools of mortgage loans and other loans with varying maturities. The term of the underlying mortgages and loans may vary significantly due to the ability of a borrower to prepay. Monthly paydowns on mortgage-backed securities tend to cause the average life of the securities to be much different than the stated contractual maturity. During a period of increasing interest rates, fixed rate mortgage-backed securities do not tend to experience heavy prepayments of principal and, consequently, the average life of this security will be lengthened. If interest rates begin to fall, prepayments may increase, thereby shortening the estimated life of this security. The weighted average life of WFB’s investment portfolio was 6.45 years with an estimated effective duration of 4.02 at September 30, 2025.

WFB did not own securities of any one issuer for which aggregate adjusted cost exceeded 10% of the consolidated stockholders’ equity at September 30, 2025 or December 31, 2024.

Deposits

Total deposits at September 30, 2025 were $1.11 billion, a decrease of $44 million, or 3.8%, compared to $1.15 billion at December 31, 2024. The decrease in deposits for the nine months ended September 30, 2025 was attributable primarily to a strategic reduction in higher cost wholesale money market and CD deposits following WFB’s sale of $136.4 million in 1-4 family residential real estate loans. Total uninsured deposits were $376 million, or 33.85% of deposits at September 30, 2025, compared to $322 million, or 28.77% of deposits at December 31, 2024. Amounts of uninsured deposits are estimated and are based on the same methodologies and assumptions used for regulatory reporting purposes. Noninterest-bearing deposits at September 30, 2025 were $208.1 million, a decrease of $9.2 million, or 4.2%, compared to $217.3 million at December 31, 2024.

The following table presents the monthly average balances, in thousands, and weighted average rates paid on deposits for the periods indicated:

	For the Nine Months Ended September 30,
	2025		2024
	Average Balance	Average Rate	Average Balance	Average Rate
Interest-bearing demand accounts	$71,366	0.10%	75,661	0.10%
Limited access money market accounts and savings	436,226	3.72%	389,786	4.11%
Certificates and other time deposits > $250k	376,566	4.32%	369,897	4.74%
Certificates and other time deposits < $250k	61,878	4.15%	54,128	4.10%
Total interest-bearing deposits	946,036	3.71%	889,472	4.03%
Noninterest-bearing demand accounts	175,995	N/A	189,833	N/A
Total deposits	$1,122,031	3.13%	$1,079,305	3.32%

The ratio of average noninterest-bearing deposits to average total deposits for the nine months ended September 30, 2025 was 15.69%, and for the year ended December 31, 2024 was 17.20%.

The following table sets forth the contractual maturities of certificates of deposit at September 30, 2025:

	CDs < $250,000	CDs > $250,000	Brokered CDs
	(Dollars in thousands)
3 months or less	$94,323	$56,183	$—
3 months to 6 months	71,575	82,651	—
6 months to 12 months	50,902	32,265	—
12 months or more	19,729	3,150	—
	$236,529	$174,249	$—

FHLB Advances

The FHLB allows WFB to borrow on a blanket floating lien status collateralized by certain securities and loans. At September 30, 2025 and December 31, 2024, WFB’s total borrowing capacity from the FHLB was $483.3 million and $552.8 million, respectively. WFB utilizes these borrowings to meet liquidity needs and to fund certain fixed rate loans in its portfolio. The following table presents WFB’s FHLB borrowings, in thousands, at September 30, 2025.

Amount outstanding	$30,096
Weighted average stated interest rate	4.43%
Maximum month-end balance during the year	$203,000
Average balance outstanding during the year	$78,797
Weighted average interest rate during the year	4.61%

Liquidity and Capital Resources

Liquidity

For the nine months ended September 30, 2025, liquidity needs at the subsidiary bank level, where substantially all of WFB’s activities and operations are conducted, were primarily met by core deposits, security and loan maturities, and amortizing investment and loan portfolios. In addition, brokered deposits and short-term advances from FHLB were utilized. At September 30, 2025, First National Bank maintained lines of credit with correspondent banks which provided for extensions of credit with an availability to borrow up to an aggregate of $30.0 million. At September 30, 2025, there was no outstanding indebtedness under these lines of credit. At the parent company level, WFB’s liquidity needs were primarily supported by cash on hand and dividends from First National Bank.

The following table illustrates, for the periods presented, the mix of WFB’s funding sources and the average assets in which those funds were invested as a percentage of average total assets. Average assets totaled $1.38 billion and $1.42 billion for the nine months ended September 30, 2025 and the year ended December 31, 2024, respectively.

	For the Nine Months Ended September 30, 2025	For the Year Ended December 31, 2024
Source of Funds:
Deposits
Noninterest-bearing	12.72%	13.20%
Interest-bearing	68.36%	63.53%
Subordinated debt	2.10%	2.40%
Federal Home Loan Bank advances	5.69%	10.30%
Other borrowings	2.85%	2.64%
Other liabilities	1.02%	1.52%
Stockholders’ Equity:	7.26%	6.41%
Total	100%	100%

Uses of Funds:
Total loans	88.91%	88.46%
Debt securities	3.91%	4.10%
Interest-bearing deposits in banks	3.09%	2.87%
Other noninterest-earning assets	4.09%	4.57%
Total	100%	100%

Average noninterest-bearing deposits to average deposits	15.69%	17.20%
Average loans to average deposits	109.67%	115.29%

WFB’s primary source of funds is deposits, and its primary use of funds is loans. It does not expect a change in the primary source or use of funds in the foreseeable future. At September 30, 2025, WFB had outstanding $86.5 million in commitments to extend credit and $839 thousand in commitments associated with outstanding standby and commercial letters of credit. At December 31, 2024, WFB had outstanding $207.7 million in commitments to extend credit and $727 thousand in commitments associated with outstanding standby and commercial letters of credit. Because commitments associated with letters of credit and commitments to extend credit may expire unused, the total outstanding may not necessarily reflect the actual future cash funding requirements.

Capital Resources

Total stockholders’ equity increased to $102.2 million at September 30, 2025, compared to $97.2 million at December 31, 2024, an increase of $5.0 million, or 5.12%. The increase in total stockholders’ equity for the nine months ended September 30, 2025 was primarily due to net income available to common shareholders of $3.6 million and a decrease in the amount of WFB’s accumulated other comprehensive loss of $1.4 million, resulting from the after-tax effect of unrealized gains in its investment securities portfolio during the period.

At September 30, 2025 and December 31, 2024, First National Bank was in compliance with all applicable regulatory capital requirements, and it was classified as “well-capitalized” for purposes of the OCC’s prompt corrective action regulations. “Well capitalized” is the highest capital classification for FDIC-insured financial institutions in the United States. The following table presents the actual capital amounts, in thousands, and regulatory capital ratios for First National Bank at September 30, 2025.

	Amount	%
Total capital (to risk weighted assets)	$152,515	18.53%
Tier 1 capital (to risk weighted assets)	$142,198	17.27%
Common equity tier 1 capital (to risk weighted assets)	$142,198	17.27%
Tier 1 capital (to average assets)	$142,198	11.04%

Contractual Obligations

The following table summarizes WFB’s contractual obligations and other commitments to make future payments at September 30, 2025 (other than non-maturity deposit obligations), which consist of future cash payments associated with contractual obligations under FHLB advances, subordinated debt, revolving line of credit, and non-cancelable future operating leases. Payments related to leases are based on actual payments specified in underlying contracts.

	As of September 30, 2025
		More than 1	3 years or
		but less than 3	more but less	5 years or
	1 year or less	years	than 5 years	more	Total
	(Dollars in thousands)
Time deposits	$387,899	$21,830	$1,049	$—	$410,778
Brokered CDs	—	—	—	—	—
Subordinated debt	12,204	—	—	8,720	20,924
Federal Home Loan Bank advances	30,096	—	—	—	30,096
Commitments to extend credit and unfunded commitments	75,721	9,325	191	1,224	86,461
Standby letters of credit	764	75	—	—	839
Total	$506,684	$31,230	$1,240	$9,944	$549,098

Interest Rate Sensitivity and Market Risk

The following table summarizes the simulated change in net interest income and fair value of equity over a 12-month horizon as of the dates indicated:

	At September 30, 2025		At December 31, 2024
Change in Interest Rates	Percent Change in	Percent Change in	Percent Change in	Percent Change in
(Basis Points)	Net Interest Income	Fair Value of Equity	Net Interest Income	Fair Value of Equity
+300	1.5%	(8.7)%	(13.0)%	(18.2)%
+200	1.0%	(5.9)%	(8.7)%	12.3%
+100	0.5%	(3.0)%	(4.3)%	(6.3)%
Base	—%	—%	—%	—%
-100	(1.7)%	2.9%	3.3%	6.3%
-200	(1.7)%	5.9%	11.1%	12.9%

The results of the simulations are primarily driven by the contractual characteristics of all balance sheet instruments and customer behavior.